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                                                                                                  Exhibit 12.2

                                      KANSAS CITY POWER & LIGHT COMPANY

                              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                            2002        2001            2000          1999          1998
                                                                    (Thousands)
Income before extraordinary item
   and cumulative effect of changes
   in accounting principle               $  98,699     $ 103,819      $ 128,631     $  81,915     $ 120,722
Add:
Equity investment losses                         -           501         19,441        24,951        11,683
Minority interests in subsidiaries               -        (5,038)             -             1        (2,222)
   Income subtotal                          98,699        99,282        148,072       106,867       130,183

Add:
Taxes on income                             62,867        30,288         53,166         3,180        32,800
Kansas City earnings tax                       635           583            421           602           864
   Total taxes on income                    63,502        30,871         53,587         3,782        33,664

Interest on value of leased
   property                                  7,093        10,679         11,806         8,577         8,482
Interest on long-term debt                  65,559        80,329         60,956        51,327        57,012
Interest on short-term debt                  1,218         8,883         11,537         4,362           295
Mandatorily redeemable Preferred
   Securities                               12,450        12,450         12,450        12,450        12,450
Other interest expense
   and amortization                          3,772         5,188          2,927         3,573         4,457

   Total fixed charges                      90,092       117,529         99,676        80,289        82,696

Earnings before taxes on
   income and fixed charges                252,293       247,682        301,335       190,938       246,543

Ratio of earnings to fixed charges            2.80          2.11           3.02          2.38          2.98
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